CONFIDENTIAL | February 2007 Project Deep Sea Transaction Committee Presentation Exhibit (c)(3)

Confidential Information Disclaimer The following pages contain material to be provided to the Transaction Committee of the Board of Directors of Dolphin (the "Company") by Raymond James & Associates ("Raymond James") in our role as financial advisor to the Company in connection with a proposed transaction (a "Transaction"). The accompanying material was compiled or prepared on a confidential basis solely for the use of the Transaction Committee of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. Any estimates and projections contained herein have been prepared or adopted by the Company's management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Transaction Committee of the Board of Directors of the Company and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Transaction Committee of the Board of Directors of the Company. Raymond James does not have any obligation to update or otherwise revise the accompanying materials.

Section 1 Process Review Section 2 Bid Comparison Section 3 Recent Events Table of Contents

Section 1 Process Review

On October 22, 2004, Dolphin engaged Raymond James to provide financial advisory services associated with a potential sale of the Company Evaluation of strategic alternatives became more active during December 2005 Due to a high degree of concern regarding confidentiality, the buyer list was limited to a select group of strategic and financial parties Indications of Interest were received from 5 parties at various times between December 2005 and May 2006 Non-disclosure agreements were entered into with 8 parties The 5 parties who signed the NDA and submitted initial indications of interest received access to a virtual dataroom of confidential information to assist them in their review of the opportunity All parties had the same level of access to information Data room access commenced on May 8, 2006 Revised bid packages were submitted on June 2, 2006 by two parties and on June 5, 2006 by an additional party Final negotiations commenced first with Party Five* and then with Fortis Fortis' offer of $16.00 per share is currently the offer in consideration Process Review Summary

Process Review Summary of Initial Indications of Interest Fortis Party Five* Party Four* Party Two* Party Three* Financial Financial Strategic Bid Range $15.50 - $16.00 $14.50 - $15.50 $15.00 - $16.00 $14.00 - $15.00 $16.00 Consideration Cash Cash Cash Cash or Stock Cash Financing Contingencies None None External Debt Required None New Bank Facility Required Due Diligence Requirements Legal & Accounting Only Customary Customary Customary Customary External Advisors None Noted None Noted None Noted None Noted [redacted]* Other None Noted None Noted Assumes no legal liability $125M net debt Does not reflect legal liability relating to TOEMT No legal liability * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the names of parties that indicated an interest in a transaction with the Company and their advisors. In the place of the names of such parties, this exhibit uses the same aliases as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the names of parties that indicated an interest in a transaction with the Company and their advisors. In the place of the names of such parties, this exhibit uses the same aliases as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the names of parties that indicated an interest in a transaction with the Company and their advisors. In the place of the names of such parties, this exhibit uses the same aliases as used in the Company's proxy statement filed concurrently with this Schedule 13E-3. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the names of parties that indicated an interest in a transaction with the Company and their advisors. In the place of the names of such parties, this exhibit uses the same aliases as used in the Company's proxy statement filed concurrently with this Schedule 13E-3.

Process Review Parties Invited into Second Round Initial Indication of Interest Revised Guidance Invited to Second Round Fortis $15.50 - $16.00 Unchanged ? Party Five* $14.50 - $15.50 $15.50 - $16.50 ? Party Four* $15.00 - $16.00 Unchanged ? Party Two* $14.00 - $15.00 $16.00 ? Party Three* $16.00 Unchanged ?

Five parties were deemed to have submitted competitive bids and invited into the second round The bidders were tightly grouped in terms of price Second round participants were provided: Access to a virtual data room Supplemental financial information in response to requests for additional information was posted to the virtual data room Further guidance on procedures for submission of final bids Draft of the Support Agreement for their review and comments Deadline for final round bids was set for June 2, 2006 Process Review Second Round Access

Section 2 Bid Comparison

Bid Comparison Summary of Final Proposals Party Five* Fortis Final Bid $16.77 $15.50 - $16.00 Consideration Cash Cash Financing Contingencies None None Due Diligence Requirements Confirmatory Confirmatory Timing to Sign 30-45 days 3-4 weeks Highest Level of Approval Board Endorsement [Provided Details] Preliminary Committee External Advisors [redacted]* [redacted]* [redacted]* Simpson Thacher Allen & Overy Luxembourg Fortis Securities Other Stephen N. Walker to enter into an agreement to tender his shares Comments provided on the Support Agreement Planned to retain current management and employees Owned 300,000 Dolphin shares at that time Inquired about support agreements with major shareholders Did not anticipate substantial comments to Support Agreement (marked draft not provided) Planned to retain current management and employees Note: Party Three* passed with an indication that their valuation would only be $14.50 per share Party Four* passed as well

Bid Comparison Summary of Final Proposals Party Two* Final Bid $15.00 Consideration Cash, Stock or a Mix Financing Contingencies Financing if Cash Consideration Due Diligence Requirements Confirmatory Timing to Sign 6 Weeks Highest Level of Approval Needs Board Approval External Advisors [redacted]* Other Planned to close many of the Dolphin Offices Could keep some Dolphin employees Based on 8.0 million fully-diluted shares

Section 3 Final Negotiations

Upon confirming a bid of $17.00 per share, Party Five* and the Company entered into a period of exclusivity in order to provide Party Five* time to complete its due diligence requirements Party Five* and its advisors were granted access to Dolphin's senior management team as well as provided access to additional financial and operational due diligence materials Upon completion of its confirmatory diligence, Party Five* lowered its offer to $16.40 per share For reasons unrelated to Dolphin, Party Five* was not able get comfortable that the acquisition of Dolphin (in the structure then contemplated) would be approved by the regulators Party Five* communicated this concern to Dolphin and was unable to commit to a timetable to execute the transaction As a result of this, Dolphin began to revisit alternate suitors During this period, the Company entered into exclusive negotiations and diligence with Fortis for a transaction at a price of $15.50 per share Fortis and its advisors were granted access to Dolphin's senior management team as well as provided access to additional financial and operational due diligence materials During this period, Fortis and their advisors concluded that a transaction would need to be structured as a purchase of assets followed by a liquidation of the Company This period expired in early December and discussions were re-entered with Party Five* Final Negotiations Party Five* & Fortis

Following extensive discussions and negotiations with [Party Five's Primary U.S. Regulator]*, Party Five* proposed a plan under which they would be able to acquire Dolphin This plan required Dolphin to divest certain assets and discontinue certain operations in advance of the close of a transaction However, after much deliberation, analysis, negotiations and communications with key third-parties, Party Five* communicated that their previous offer of $16.40 per share was subject to settlements with those third-parties on terms that were unlikely to be achieved Additionally, because the Party Five* plan required Dolphin to divest certain assets in advance of a closing, the Company would be required to assume certain risks that were not present in alternate offers In light of the contingencies associated with the Party Five* offer, the Company re-entered into discussions with Fortis As a result of final negotiations, Fortis agreed to increase its purchase price to $16.00 per share The Fortis transaction is structured as an Asset Purchase but includes the assumption of all liabilities $16.00 per share of cash will be distributed by the Company immediately following the assets sale as provided for in the Asset Purchase Agreement Final Negotiations Party Five* & Fortis